EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of AMREP Corporation of our report dated July 21, 2010, relating to our audit of the consolidated financial statements of AMREP Corporation and its subsidiaries and the financial statement schedule, which appear in the Annual Report on Form 10-K of AMREP Corporation for the year ended April 30, 2010.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/  McGladrey & Pullen, LLP
Cedar Rapids, Iowa
December 29, 2010